SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

ATHEROGENICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 1, 2003

Dear Shareholder:

      You are cordially invited to attend the 2003 Annual Meeting of Shareholders of AtheroGenics, Inc. to be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Thursday, May 8, 2003, at 9:00 a.m., Eastern Time.

      The attached Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of AtheroGenics during the past year and our plans for the future. Directors and officers of AtheroGenics, as well as representatives from AtheroGenics’ independent auditors, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

      Please mark, date, sign and return your proxy card in the enclosed envelope or submit a proxy through the internet by following the instructions on the proxy card at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

MICHAEL A. HENOS
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
APPENDIX A

AtheroGenics, Inc.

8995 Westside Parkway
Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 8, 2003

       NOTICE HEREBY IS GIVEN that the 2003 Annual Meeting of Shareholders of AtheroGenics, Inc. will be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Thursday, May 8, 2003, at 9:00 a.m., Eastern Time, for the purposes of considering and voting upon:

1. A proposal to elect three Class III directors to serve until the 2006 Annual Meeting of Shareholders;

2. A proposal to ratify the appointment of Ernst & Young LLP as independent auditors of AtheroGenics for the fiscal year ending December 31, 2003; and

3. Such other business as properly may come before the annual meeting or any adjournments thereof. The board of directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.

      Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 3, 2003 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia

April 1, 2003

      PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY CARD AND VOTE IN PERSON IF YOU SO DESIRE.

AtheroGenics, Inc.

8995 Westside Parkway
Alpharetta, Georgia 30004

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2003

       This proxy statement is furnished to the shareholders of AtheroGenics, Inc. in connection with the solicitation of proxies by the board of directors of AtheroGenics to be voted at the 2003 Annual Meeting of Shareholders and at any adjournments thereof. The annual meeting will be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Thursday, May 8, 2003, at 9:00 a.m., Eastern Time.

      The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is April 1, 2003.

VOTING

General

      The securities that can be voted at the annual meeting consist of common stock of AtheroGenics, no par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the annual meeting is March 3, 2003. On the record date, 36,426,960 shares of common stock were outstanding and eligible to be voted at the annual meeting.

Quorum and Vote Required

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of AtheroGenics is necessary to constitute a quorum at the annual meeting. We will determine whether a quorum exists at the annual meeting by counting the votes cast for the proposal receiving the greatest number of all votes “for” or “against” and abstentions (including instructions to withhold authority to vote).

      In voting on the proposal to elect three directors (Proposal 1), shareholders may vote in favor of the nominees, withhold their votes as to the nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

      In voting on the proposal to ratify the audit committee and the board’s appointment of independent auditors (Proposal 2), shareholders may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, which provides that the proposal is approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present but will not be considered in determining the number of votes required to obtain the necessary vote to approve the proposal.

      Under the rules that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under those rules. These votes are considered as votes cast in determining the outcome of any discretionary proposal. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the annual meeting, they will not be considered as votes cast in determining the outcome of any proposal. AtheroGenics believes that Proposals 1 and 2 are discretionary.

      As of March 3, 2003 (the record date for the annual meeting), the directors and executive officers of AtheroGenics beneficially owned or controlled approximately 3,279,254 shares of common stock of AtheroGenics, constituting approximately 8.6% of the outstanding common stock. AtheroGenics believes that these holders will vote all of their shares of common stock in favor of each of the two proposals.

Proxies

      Shareholders should specify their choices with regard to each of the two proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to AtheroGenics in time to be voted at the annual meeting and not revoked will be voted at the annual meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the director nominees and “FOR” the ratification of the appointment of the independent auditors. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon these matters according to their judgment.

      Any shareholder delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to Mark P. Colonnese, the Secretary of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004; (ii) by executing and delivering to Mr. Colonnese a proxy card bearing a later date; or (iii) by voting in person at the annual meeting. However, under the rules of the national securities exchanges and the Nasdaq National Market, any beneficial owner of AtheroGenics’ common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the annual meeting only in accordance with applicable rules and procedures of those organizations, as employed by the beneficial owner’s brokerage firm.

      In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. AtheroGenics will bear all expenses incurred in connection with the solicitation of proxies.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information provided to us by each of the following as of March 3, 2003 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

      Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 3, 2003 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

	Common Stock
	Beneficially Owned

	Number		Percent
	of		of
Beneficial Owner	Shares		Class

Wellington Management Company, LLP	3,975,618	(1)	10.9%
75 State Street
Boston, Massachusetts 02109
SAFECO Asset Management Company	1,986,400	(2)	5.5%
601 Union Street, Suite 2500
Seattle, Washington 98101
Russell M. Medford, M.D., Ph.D.	1,553,441	(3)	4.2%
R. Wayne Alexander, M.D., Ph.D.	756,700	(4)	2.1%
Michael A. Henos	306,951	(5)	*
Mark P. Colonnese	282,050	(6)	*
Vaughn D. Bryson	105,632	(7)	*
William A. Scott, Ph.D.	63,800	(8)	*
T. Forcht Dagi, M.D.	55,145	(9)	*
Mitchell Glass, M.D.	47,150	(10)	*
Martin A. Wasserman, Ph.D.	38,200	(11)	*
Stephen G. Sudovar	30,000	(12)	*
Arthur M. Pappas	29,319	(13)	*
David Bearman	9,866	(14)	*
G. John Mohr	1,000		*
Robert A. Scott, M.D.	—		*
All directors and executive officers as a group (14 persons)	3,279,254		8.6%

*	Less than one percent (1%) of outstanding shares.

(1)	Based upon an amended Schedule 13G filed by Wellington Management Company, LLP on February 10, 2003. Wellington Management Company, LLP, in its capacity as an investment advisor, has shared voting power with regard to 3,375,018 shares and shared dispositive power with regard to 3,975,618 shares, all of which are held of record by clients of Wellington Management Company.

(2)	Based upon an amended Schedule 13G filed by SAFECO Asset Management Company and SAFECO Corporation on February 3, 2003. As of December 31, 2002, SAFECO Asset Management Company, in its capacity as an investment advisor, has both shared voting and shared dispositive power with regard to 1,986,400 shares, all of which are held of record by clients of SAFECO Asset Management Company. SAFECO Corporation is the parent holding company of SAFECO Asset Management Company, and therefore also shares voting and dispositive power with regard to the shares.

(3)	Includes 878,800 shares subject to options exercisable within 60 days and 100,000 shares owned by Medford Future Fund, LLLP, a family limited partnership of which Dr. Medford is the general partner. As the general partner, Dr. Medford exercises voting and investment power over these shares.

(4)	Includes 155,800 shares subject to options exercisable within 60 days.

(5)	Includes 80,000 shares subject to options exercisable within 60 days.

(6)	Includes 212,650 shares subject to options exercisable within 60 days.

(7)	Includes 45,600 shares subject to options exercisable within 60 days.

(8)	Includes 16,800 shares subject to options exercisable within 60 days.

(9)	Includes 28,800 shares subject to options exercisable within 60 days.

(10)	Includes 46,150 shares subject to options exercisable within 60 days.

(11)	Includes 38,200 shares subject to options exercisable within 60 days.

(12)	Includes 30,000 shares subject to options exercisable within 60 days.

(13)	Includes 13,200 shares subject to options exercisable within 60 days.

(14)	Includes 9,866 shares subject to options exercisable within 60 days.

Certain Relationships and Related Transactions

      In January 1995, we entered into a license agreement with Emory University. Under the terms of this agreement, Emory granted to us an exclusive right and license to make, use and sell products utilizing inventions claimed in several patents developed by employees of Emory. The Emory employees who developed the licensed patents include Russell M. Medford, M.D., Ph.D., our President, Chief Executive Officer and director and R. Wayne Alexander, M.D., Ph.D., a member of our board of directors. The license agreement requires us to make royalty payments to Emory based on certain percentages of net revenue we derive from sales of products utilizing inventions claimed in the licensed patents and from sublicensing of the licensed patents. The license agreement also provides for milestone payments to Emory upon the occurrence of certain events relating to the development of products utilizing the licensed patents. Drs. Alexander, Medford and/or Margaret K. Offermann, M.D., Ph.D., Dr. Medford’s wife, will receive a portion of our payments to Emory under the license agreement. We paid a signing fee to Emory upon the execution of this agreement and an additional amount for achievement of the first milestone under the agreement. We are required to pay Emory royalties upon sales of products utilizing the patent technology and milestone payments totaling $250,000 if all sales and milestone objectives are met. We have not made any other royalty or milestone payments to Emory under this agreement to date.

      We have a sublease agreement for a portion of our office and laboratory space with Inhibitex, Inc. The monthly lease payments were approximately $21,000 in 2002. In 2003, under a revised sublease agreement that reduces the amount of office space, the monthly lease payments are approximately $11,000. The lease term ends December 31, 2005. Dr. Medford, our President and Chief Executive Officer, and Mr. Henos, the Chairman of our board of directors, are both directors of Inhibitex.

      In December 2001, we made a secured loan in the amount of $200,000 to Mitchell Glass, who was at that time an executive officer of AtheroGenics. The loan had an interest rate of 2.48% per annum, the applicable federal rate at the time of the loan, and was due December 26, 2004. The loan was secured by 41,000 shares of AtheroGenics’ common stock owned by Dr. Glass. Upon his resignation in August 2002, Dr. Glass paid the loan in full including accrued interest of $3,726.83.

      In April 2002, we made a secured loan in the amount of $123,116 to Mark P. Colonnese, an executive officer of AtheroGenics. The loan bears interest at a rate of 2.88% per annum, the applicable federal rate at the time of the loan, and is due on April 15, 2005. The loan is secured by 22,500 shares of AtheroGenics’ common stock owned by Mr. Colonnese.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

      Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, as amended, our board of directors is divided into three classes, with each director serving a three-year term. Directors are elected to serve until they resign or are removed, or are otherwise disqualified to serve, and until their successors are duly elected and qualified. The directors in Class I, Mr. Bearman, Mr. Bryson and

Dr. Dagi, hold office until the 2004 annual meeting of shareholders. The directors in Class II, Dr. Alexander, Dr. Scott and Mr. Sudovar, hold office until the 2005 annual meeting of shareholders. The directors in Class III, Mr. Henos, Dr. Medford and Mr. Pappas, hold office until this annual meeting of shareholders. No family relationships exist among any of our directors or executive officers.

      The board of directors has nominated Mr. Henos, Dr. Medford and Mr. Pappas for re-election as Class III directors to serve until the 2006 annual meeting of shareholders. Class II currently has one vacancy while the board of directors seeks an appropriate candidate to fill the seat. Pursuant to AtheroGenics’ articles of incorporation, a vote of the majority of the board of directors may fill this vacancy. Any director chosen to fill this vacancy will hold office for the remaining term of the Class II directors. Shareholders may only vote their shares to elect three persons as directors in Class III at the 2003 annual meeting.

      The nominees have consented to serve another term as directors if re-elected. If the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate substitute nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancies to remain open until a suitable candidate is located, or by resolution provide for a lesser number of directors.

      The board of directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect Michael A. Henos, Russell M. Medford, M.D., Ph.D. and Arthur M. Pappas as Class III directors for a three-year term expiring at the 2006 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

      The following table sets forth certain information regarding our executive officers and directors as of March 3, 2003:

Name	Age	Position

Russell M. Medford, M.D., Ph.D.	48	President, Chief Executive Officer and Director
Mark P. Colonnese	47	Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary
Robert A. Scott, M.D.	49	Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer
G. John Mohr	47	Vice President of Business Development
Martin A. Wasserman, Ph.D.	61	Vice President of Discovery Research and Chief Scientific Officer
Michael A. Henos(1)	53	Chairman of the Board of Directors
R. Wayne Alexander, M.D., Ph.D.	61	Director
David Bearman(2)	57	Director
Vaughn D. Bryson(2)	64	Director
T. Forcht Dagi, M.D.(2)	54	Director
Arthur M. Pappas(1)	55	Director
William A. Scott, Ph.D.(1)	62	Director
Stephen G. Sudovar(2)	56	Director

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

      Russell M. Medford, M.D., Ph.D. is our scientific co-founder, President and Chief Executive Officer and has served as a member of our board of directors since our inception in 1993. Dr. Medford has been our President and Chief Executive Officer since 1995 after serving as Executive Vice President from 1993 to 1995. He is a director of privately held Inhibitex, Inc. and Somatocor, Inc., serves on the board of SELSA (Southeastern Life Sciences Association), and is Vice Chairman of the Georgia Biomedical Partnership Board of Directors. He is an inaugural Fellow of the Council on Basic Cardiovascular Sciences of the American Heart Association and a past advisory committee member to the National Heart, Lung and Blood Institute of the National Institutes of Health. Since 1989, Dr. Medford has held a number of academic appointments at the Emory University School of Medicine, including Associate Professor of Medicine and Director of Molecular Cardiology, and is currently Clinical Professor of Medicine (adjunct). Dr. Medford is a molecular cardiologist whose research has focused on the molecular basis of cardiovascular disease. He has published widely in the field of molecular biology and holds 11 U.S. patents. Dr. Medford received a B.A. from Cornell University, and an M.D. with Distinction and a Ph.D. in molecular and cell biology from the Albert Einstein College of Medicine. Dr. Medford completed his residency in internal medicine at the Beth Israel Hospital and his fellowship in cardiology at the Brigham and Women’s Hospital and Harvard Medical School, where he also served on the faculty of Medicine.

      Mark P. Colonnese has served as Senior Vice President of Finance and Administration and Chief Financial Officer since January 2002. He had previously served as our Vice President of Finance and Administration and Chief Financial Officer since 1999. Prior to joining us, Mr. Colonnese was at Medaphis Corporation from 1997 to 1998, serving most recently as Senior Vice President and Chief Financial Officer. Previously, Mr. Colonnese was Vice President of Finance and Chief Financial Officer and a member of the executive committee at aaiPharma Inc., a pharmaceutical development company, from 1993 to 1997. Mr. Colonnese served on the board of directors of Endeavor Pharmaceuticals, Inc. from 1994 to 1997. From 1983 to 1993, Mr. Colonnese held a number of executive and management positions at Schering-Plough Corporation. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S. magna cum laude from Ithaca College.

      Robert A. Scott, M.D. joined AtheroGenics in August 2002 as Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer. From 1992 until joining AtheroGenics, Dr. Scott was with Pfizer Pharmaceutical Group, where he most recently served as Vice President and worldwide medical therapeutic head of the Cardiovascular and Metabolic Group. During his tenure at Pfizer, Dr. Scott also acted as Medical Director of Pfizer’s Cardiovascular Risk Factors Group in the U.S., as well as Medical Director of Pfizer Laboratories South Africa. Before joining Pfizer, Dr. Scott served as medical advisor for Janssen Pharmaceutica, where he managed the clinical trial department at the company’s South African affiliate. Dr. Scott holds a B.S. and an M.B. Ch.B. from the University of Cape Town and a Dir. Mid COG from the University of South Africa.

      G. John Mohr joined AtheroGenics in June 2002 as Vice President of Business Development. From 1997 until joining AtheroGenics, Mr. Mohr was President of Groupe Fournier U.S. Operations, where he was responsible for U.S. licensing and alliance activities, clinical development and regulatory affairs. His previous experience includes 12 years at Merck & Co., Inc., where he held a variety of domestic and international positions in Corporate Finance and Human Health Marketing. Mr. Mohr holds a CPA in the state of Pennsylvania and a B.S. in Accounting/Finance from Drexel University.

      Martin A. Wasserman, Ph.D. has served as Vice President of Discovery Research and Chief Scientific Officer since April 2001. Prior to joining AtheroGenics, Dr. Wasserman served as the Vice President and Senior Distinguished Scientist in the Respiratory and Rheumatoid Arthritis Disease Group within the U.S. Drug Innovation and Approval Organization (R&D) at Aventis Pharmaceuticals, Inc., from 1995 to 2001. He served as Director of Bronchopulmonary Research at Hoffmann-LaRoche, Inc. from 1992 to 1995. From 1989 to 1991, Dr. Wasserman served as Director of Biomedical Evaluation at the Bristol-Myers Squibb Pharmaceutical Research Institute. From 1981 to 1989, he served as Group Director of Pharmacology at GlaxoSmithKline. Dr. Wasserman has a B.S. in Pharmacy from Rutgers University College of Pharmacy, and received an M.A. and Ph.D. in Pharmacology and Toxicology from the University of Texas Medical Branch, in Galveston, Texas, in addition to being honored with the Distinguished Alumus Award in 1986. He is on the editorial boards of several journals and has published numerous articles in the areas of pulmonary, immunology, inflammation, cardiovascular, renal and gastrointestinal research.

      Michael A. Henos has served as chairman of our board of directors since 1994 and was our Chief Financial Officer from 1994 to 1999. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., a venture capital firm with $250 million under management which principally invests in southeastern technology startup companies. Mr. Henos served as a general partner of Aspen Ventures, a $150 million early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as Chief Executive Officer of ProMed Technologies, Inc. Mr. Henos previously served as a director of KeraVision, Inc.

      R. Wayne Alexander, M.D., Ph.D. is our scientific co-founder and has served as a member of our board of directors since our inception in 1993. Dr. Alexander has been a Professor of Medicine since 1988 and Chairman of the Department of Medicine of Emory University School of Medicine and Emory University Hospital since 1999. From 1988 to 1999, Dr. Alexander served as the Director of the Division of Cardiology at the Emory University School of Medicine and Emory University Hospital. Prior to his appointment at Emory University School of Medicine, Dr. Alexander served as Associate Professor of Medicine at Harvard Medical School from 1982 to 1988. Dr. Alexander received his Ph.D. in physiology from Emory University and his M.D. from Duke University School of Medicine. Dr. Alexander completed his residency in internal medicine at the University of Washington and completed his fellowship in cardiology at Duke University.

      David Bearman joined our board of directors in November 2002 and was also appointed to serve as the chairman of the Audit Committee. From 1998 to until his retirement in 2001, Mr. Bearman served as the Senior Vice President and Chief Financial Officer of NCR Corporation, a global technology company, and a member of the NCR Executive Committee. From 1989 to 1998, Mr. Bearman served as the Executive Vice President and Chief Financial Officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers.

      Vaughn D. Bryson has served as a consultant to us since 1996 and a member of our board of directors since February 2000. Since 1995, Mr. Bryson has served as President of Life Science Advisors, LLC, a consulting firm. He also serves as the President of Clinical Products, Inc., a medical foods company that he founded in 1999. Mr. Bryson was a 32-year employee of Eli Lilly & Company and served as President and Chief Executive Officer of Eli Lilly from 1991 to 1993. Mr. Bryson was Executive Vice President of Eli Lilly from 1986 until 1991 and served as a member of Eli Lilly’s board of directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International from 1994 to 1996. He is also a director of Amylin Pharmaceuticals Inc., Ariad Pharmaceuticals Inc., Chiron Corporation and Quintiles Transnational Corp. Mr. Bryson received a B.S. degree in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business.

      T. Forcht Dagi, M.D., M.P.H., F.A.C.S., F.C.C.M. has served as a member of our board of directors since 1999. In 2002, Dr. Dagi launched Bowsprit Ventures Partners, a biomedical venture fund, and has served as a Managing Partner since its inception. Since 1996, Dr. Dagi has also been a Managing Partner of Cordova Ventures, LLP, a venture firm with over $250 million under management. Prior to joining Cordova, Dr. Dagi served as director and principal of Access Partners, an early stage biotechnology fund. Dr. Dagi serves as a director of the following privately-held companies: AviGenics, Inc., Inhibitex, Inc., Cogent Neuroscience, Inc., Encelle, Inc., iPhysicianNet Inc., Merix Biosciences, Inc. and Xanthon, Inc. Dr. Dagi received an A.B. from Columbia College, an M.D. from the Johns Hopkins School of Medicine, an M.P.H. from the Johns Hopkins School of Hygiene and Public Health, an M.T.S. from Harvard University, and an M.B.A. in finance and strategic planning from the Wharton School of the University of Pennsylvania. Dr. Dagi was trained in neurosurgery and neurophysiology at the Massachusetts General Hospital and Harvard Medical School, where he was a Neuroresearch Foundation Fellow. Dr. Dagi is a diplomat of American Board of Neurological Surgeons and a Fellow of both the American College of Surgeons and the College of Critical Care Medicine.

      Arthur M. Pappas has served as a member of our board of directors since June 1995. Mr. Pappas is Chairman and Chief Executive Officer of A. M. Pappas & Associates, LLC, an international investment and advisory services firm that works with life science companies, products and related technologies. Prior to founding A. M. Pappas & Associates in 1994, Mr. Pappas served as a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America, and Canada. In this capacity, Mr. Pappas served as Chairman and Chief Executive of Glaxo Far East (Pte) Ltd. and Glaxo Latin America Inc., as well as Chairman of Glaxo Canada Inc. Mr. Pappas has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of Quintiles Transnational Corp. and privately held EBM Solutions, Inc., Elitra Pharmaceuticals and Incellico, Inc. Mr. Pappas received a B.S. in Biology from Ohio State University and an M.B.A. in Finance from Xavier University.

      William A. Scott, Ph.D. has served as a member of our board of directors since 1997 and served in a consulting role as our Vice President of Research from May 2000 to May 2001. Dr. Scott served as Chief Executive Officer and a member of the board of directors of Physiome Sciences, Inc., a company that specializes in the design of computer models of human organs, from 1997 to 1999. From 1983 to 1996, Dr. Scott held numerous positions at the Bristol-Myers Squibb Research Institute, most recently as Senior Vice President of Drug Discovery from 1990 until 1996. Dr. Scott has served as an Adjunct Professor at the Rockefeller University since 1983 and as an Associate Dean and Associate Professor at Rockefeller University. Dr. Scott has been a director of Nuvelo, Inc. (formerly Variagenics, Inc.), a pharmacogenomics company since 2000, and Deltagen, Inc., a provider of drug discovery tools, since 2001.

      Stephen G. Sudovar joined our board of directors in June 2001. Mr. Sudovar has served as President and Chief Executive Officer of EluSys Therapeutics, Inc., a biopharmaceutical company focused on treatments for blood-borne diseases, since 1999. From 1997 until joining EluSys Therapeutics, Mr. Sudovar served as President of Roche Laboratories, Inc., a U.S. division of Hoffmann-La Roche. From 1988 to 1996, Mr. Sudovar held a number of executive and management positions at Roche Laboratories, Inc. From 1977 to 1988, Mr. Sudovar was President, Chief Executive Officer and Chairman of Pracon, Inc., a healthcare consulting and communications firm that he founded. Earlier in his career Mr. Sudovar was selected by the President’s Commission on Personnel Exchange to participate in the President’s Executive Interchange Program. As a Presidential appointee, he worked as Deputy Administrator for planning evaluation and legislation for the Environmental Protection Agency. He received a special recognition award from the President of the United States for his work at the agency. Mr. Sudovar received his B.S. from St. Peter’s College and M.B.A. from Fairleigh Dickinson University.

Board Meetings and Committees

      During the year ended December 31, 2002, the board of directors held seven meetings. The board has also established two committees: an audit committee and a compensation committee. During the year ended December 31, 2002, the audit committee held four meetings and the compensation committee held five meetings. Each director attended at least 75% of the aggregate meetings of the board of directors and any committee on which he served.

      Audit Committee. The audit committee, which consists of Mr. Bearman, Mr. Bryson, Dr. Dagi and Mr. Sudovar, is responsible for nominating our independent auditors for approval by the board of directors and reviewing the scope, results and costs of the audits and other services provided by our independent auditors. The audit committee members are independent directors as defined by Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

      Compensation Committee. The compensation committee, which consists of Dr. Scott, Mr. Henos and Mr. Pappas, reviews and approves the compensation and benefits for our executive officers, administers our 1995 Stock Option Plan, our 1997 Equity Ownership Plan and our 2001 Equity Ownership Plan, and makes recommendations to the board of directors regarding these matters.

Report of the Audit Committee

      The audit committee operates in accordance with its written charter, a copy of which is attached to this proxy statement as Appendix A, which sets forth the responsibilities of the audit committee. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements as of and for the period ended December 31, 2002 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and AtheroGenics, including the matters identified in the written disclosures required by the Independence Standards Board.

      The committee discussed with the independent auditors the overall scope and plans for their respective audits. The committee met with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

      Based on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The board of directors, upon the recommendation of the audit committee, has also appointed Ernst & Young LLP as AtheroGenics’ independent auditors for fiscal 2003, subject to shareholder ratification at the annual meeting.

Audit Committee:

David Bearman, Chairman
Vaughn D. Bryson
T. Forcht Dagi
Stephen G. Sudovar

Director Compensation

      Non-employee directors receive $2,000 for each board meeting attended in person, $750 for each committee meeting attended in person and $500 for each teleconference in which they participate. Upon initial election to the board of directors, each non-employee director is granted a non-qualified stock option to acquire up to 20,000 shares of common stock. The exercise price is equal to the fair market value of our common stock on the date of grant and the option vests one-third at the time of election and one-third on each of the first and second anniversaries of election. These directors also receive annually non-qualified stock options having an aggregate value of $30,000 using the Black-Scholes option valuation model. In addition, we reimburse all of our directors for ordinary and necessary travel expenses to attend board and committee meetings.

      In September 2001, we granted Mr. Henos, the Chairman of our board of directors, an option to purchase 66,800 shares of our common stock at an exercise price of $5.68 per share in consideration of his efforts as Chairman since 1994 and his continuing efforts through the end of his current term. This grant was in addition to the grant in June 2001 of an option to purchase 13,200 shares of common stock at an exercise price of $6.00 per share pursuant to the annual grant to non-employee directors discussed above. Due to personal financial and tax reasons, Mr. Henos declined the grant of both options, which we canceled in February 2002. Subsequently, we granted Mr. Henos a new option to purchase 80,000 shares of common stock at an exercise price of $6.10 per share to replace the canceled options. A portion of the new option vested immediately upon grant, with the remainder vesting on April 18, 2002 and April 18, 2003, consistent with the vesting periods of the June and September 2001 grants.

      Dr. Alexander, a member of our board of directors and our scientific co-founder, also serves as the Chairman of our scientific advisory board, which provides guidance and counsel on various aspects of our business. Dr. Alexander received a stipend of $36,000 in 2002 for his services as Chairman of the scientific advisory board, in addition to reimbursement for expenses incurred in connection with attending advisory board meetings.

      In connection with joining our board of directors in February 2000, we entered into a four-year consulting agreement with Mr. Bryson pursuant to which he will assist management in assessing growth opportunities and strategic direction. Our board of directors agreed to pay Mr. Bryson for his consulting services with a non-qualified stock option to acquire up to 20,000 shares of common stock with an exercise price equal to the fair market value of our common stock on February 24, 2000, the date of grant. The option vested 25% on the first anniversary of the date of grant and vests approximately 2% per month thereafter.

Executive Compensation

      The following table summarizes the compensation paid to or earned during the years ended December 31, 2002, 2001 and 2000 by our Chief Executive Officer and each of our most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2002, 2001 and 2000. The executive officers listed in the table below are referred to as the “named executive officers.”

Summary Compensation Table

					Long-Term
					Compensation

					Securities
					Underlying
		Annual Compensation			Options
	Fiscal				(Number of	All Other
Name and Principal Position	Year	Salary	Bonus		Shares)	Compensation(1)

Russell M. Medford, M.D., Ph.D.	2002	$325,000	$156,000		144,000	$12,913
President and Chief Executive	2001	275,000	124,500		120,000	36,949	(2)
Officer	2000	237,000	150,000		590,000	5,244

Mark P. Colonnese	2002	245,500	82,500		72,000	7,249
Senior Vice President of Finance and	2001	225,000	56,250		60,000	6,985
Administration	2000	190,000	75,000		160,000	5,502
Chief Financial Officer and Secretary

Robert A. Scott, M.D.(3)	2002	104,168	32,000		110,000	27,322	(6)
Senior Vice President of Drug Development and Regulatory Affairs and Chief Medical Officer

G. John Mohr(4)	2002	113,365	53,125	(5)	80,000	13,796	(6)
Vice President of Business Development

Martin A. Wasserman, Ph.D.	2002	230,000	67,500		50,000	13,729
Vice President of Discovery	2001	153,334	37,950		90,000	93,890	(6)
Research and Chief Scientific Officer

Mitchell Glass, M.D.(8)	2002	163,674	—		—	9,948	(7)
Former Senior Vice President of	2001	245,000	135,000		60,000	9,777	(7)
Strategic Drug Development and	2000	229,129	20,000		155,000	8,909	(7)
Chief Medical Officer

(1)	Includes a 401(k) plan matching contribution by us for 2002, 2001 and 2000, respectively in the amounts of $5,500, $5,229 and $4992 for Dr. Medford, $5,500, $5,250 and $5,250 for Mr. Colonnese and $6,000 in 2002 for Dr. Wasserman.

Also includes premiums for long-term disability insurance and term life insurance paid by us for 2002, 2001 and 2000, respectively in the amounts of $7,413, $6,720 and $252 for Dr. Medford, $1,749, $1,735 and $252 for Mr. Colonnese and $2,764, $240 and $252 for Dr. Glass. In 2002 and 2001, respectively, we paid $7,729 and $4,104 for Dr. Wasserman. In 2002, we paid $1,055 for Dr. Scott and $824 for Mr. Mohr.

(2)	Includes $25,000 for a one-time allowance for financial and tax planning assistance.

(3)	Dr. Scott joined AtheroGenics in August 2002.

(4)	Mr. Mohr joined AtheroGenics in June 2002.

(5)	Includes a $25,000 signing bonus.

(6)	Includes reimbursement for moving and relocation expenses in the amounts of $26,267 for Dr. Scott, $12,972 for Mr. Mohr and $89,786 for Dr. Wasserman.

(7)	Includes reimbursement for personal travel in the amounts of $7,184, $9,537 and $8,657 in 2002, 2001 and 2000, respectively.

(8)	Dr. Glass resigned as Senior Vice President of Strategic Drug Development and Chief Medical Officer in August 2002.

Option Grants in Year Ended December 31, 2002

      The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2002. All options were granted under our 1997 Equity Ownership Plan or our 2001 Equity Ownership Plan. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us terminates. Options vest at the rate of 25% on the first anniversary of the vesting commencement date and 1/48th monthly thereafter in 36 installments. All options were granted with exercise prices equal to the fair market value on the date of the grant.

	Individual Grant				Potential Realizable Value at
					Assumed Annual Rates of
		Percent of Total			Stock Price Appreciation for
	No. of Securities	Options Granted	Exercise		Option Term(2)
	Underlying Options	to Employees in	Price	Expiration
Name	Granted (#)	Fiscal Year(1)	($/Share)	Date	5%	10%

Russell M. Medford, M.D., Ph.D.	144,000	16.3%	$7.41	12/31/12	$671,056	$1,700,587
Mark P. Colonnese	72,000	8.2	7.41	12/31/12	335,528	850,293
Robert A. Scott	80,000	9.1	7.00	8/30/12	357,394	900,796
	30,000	3.4	7.41	12/31/12	139,803	354,289
G. John Mohr	50,000	5.7	7.17	6/28/12	225,459	571,357
	30,000	3.4	7.41	12/31/12	139,803	354,289
Martin A. Wasserman, Ph.D.	50,000	5.7	7.41	12/31/12	233,005	590,481
Mitchell Glass, M.D.	—	—	—	—	—	—

	456,000				$2,102,048	$5,322,092

(1)	In 2002, we granted options to employees to purchase an aggregate of 882,680 shares of common stock.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are used in accordance with the rules of the Securities and Exchange Commission. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the common stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

Aggregate Option Exercises in Fiscal Year Ended December 31, 2002 and

Year-End Option Values

      The following table sets forth option exercises by the named executive officers during the 2002 fiscal year, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of December 31, 2002 and (ii) the respective value for “in-the-money” options, which represents the positive spread between exercise price of existing options and the fair market value of AtheroGenics’ common stock at December 31, 2002.

			Number of Securities
		Value	Underlying Unexercised		Value of Unexercised
	Number of	Realized of	Options at		In-the-Money Options
	Shares	Shares	December 31, 2002		December 31, 2002
	Acquired on	Acquired on
Name	Exercise	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Russell M. Medford, M.D., Ph.D.	15,000	$100,650	800,000	439,000	$5,293,210	$1,358,240
Mark P. Colonnese	—	—	189,850	172,750	1,173,668	372,799
Robert A. Scott, M.D.	—	—	—	110,000	—	32,800
G. John Mohr	—	—	—	80,000	—	12,000
Martin A. Wasserman, Ph.D.	—	—	30,500	109,500	41,685	81,215
Mitchell Glass, M.D.(1)	150,850	727,340	28,950	30,100	103,916	141,337

	165,850	$827,990	1,049,300	941,350	$6,612,479	$1,998,391

(1)	Dr. Glass exercised these options after his resignation in August 2002.

Employment Agreement

      We have entered into an employment agreement with Dr. Medford, our President and Chief Executive Officer, dated as of March 1, 2001.

      Our employment agreement with Dr. Medford has an initial term of three years, commencing on the effective date of the agreement. The initial term extends automatically for one year on the second anniversary of the effective date of the agreement and on each anniversary thereafter, unless, prior to such anniversary, either party gives notice that it wishes to terminate the agreement at the end of the then current employment term. The agreement provides for a base salary of not less than $275,000 per year and annual incentive compensation to be determined by our board of directors in its discretion. However, for the first year of the agreement, the target annual incentive compensation was $104,500, or 38% of base salary. Our board of directors will grant annually to Dr. Medford (subject to availability) additional stock or stock options having a value of at least 60% of Dr. Medford’s then current base salary. The employment agreement provided Dr. Medford with a one-time allowance for financial and tax planning assistance in a lump sum payment not to exceed $25,000. The employment agreement also provided Dr. Medford with a one-time signing bonus of $20,000.

      If we terminate Dr. Medford’s employment agreement other than for cause or we choose not to extend the agreement, or if Dr. Medford terminates the agreement as a result of a constructive discharge or a change of control of AtheroGenics, we must pay Dr. Medford an amount equal to two times the sum of his then current base salary and the pro rata portion of his target annual incentive compensation for the year in which the termination occurs. In the event that Dr. Medford voluntarily resigns or is discharged for cause, he will receive no special severance benefits or compensation. Dr. Medford’s employment agreement also has post-termination noncompetition and nonsolicitation provisions which prohibit him from competing with AtheroGenics or soliciting its customers or employees for one year following his termination.

Report of the Compensation Committee

     General Philosophy on Executive Compensation

      AtheroGenics’ executive compensation program is administered by the compensation committee of the board of directors, which is composed of three non-employee directors. The committee is responsible for establishing and administering the policies that govern both executive annual compensation and all employee equity ownership programs. All decisions by the committee relating to the compensation of AtheroGenics’ executive officers are reviewed by the full board of directors.

     Overview and Philosophy

      The goals of AtheroGenics’ executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of AtheroGenics;

•	align management’s interests with the success of AtheroGenics by placing a portion of the executive’s compensation at risk in relation to AtheroGenics’ performance; and

•	align management’s interests with shareholders by including long-term equity incentives.

      The committee believes that AtheroGenics’ executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, AtheroGenics regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives both inside AtheroGenics and at comparable companies and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, AtheroGenics believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

     Executive Compensation Program

      AtheroGenics’ executive compensation program consists of base salary, periodic incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all employees of AtheroGenics, such as medical insurance programs, life insurance programs and our 401(k) plan.

     Base Salary

      At the beginning of each fiscal year, the committee establishes an annual salary plan for AtheroGenics’ senior executive officers based on recommendations made by AtheroGenics’ Chief Executive Officer. The committee attempts to set base salary compensation within its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. The committee has reviewed compensation for comparable positions by reviewing published compensation data as part of its efforts to set the annual cash compensation for AtheroGenics’ executives. The committee has attempted to make salary determinations based upon both AtheroGenics’ financial performance and the individual’s performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual’s contribution to AtheroGenics as a whole, including his or her ability to motivate others, develop the skills necessary to grow as AtheroGenics matures, recognize and pursue new business opportunities and initiate programs to enhance AtheroGenics’ growth and success.

     Annual and Long-Term Incentive Compensation

      AtheroGenics has no formal bonus program for its key employees, although the committee may consider adopting such a program in the future. Bonus payments may be made to key employees based on the achievement of agreed upon performance objectives or as a part of the recruitment process.

      AtheroGenics’ 2001 and 1997 Equity Ownership Plans are designed to promote the harmonization of long-term interests between AtheroGenics’ employees and its shareholders and to assist in the retention of executives and employees. The size of option grants is generally intended by the committee to reflect the executive’s position with us and his or her contributions to AtheroGenics. Stock options generally vest over a period not to exceed four years from the date of the grant in order to encourage key employees to continue in the employ of AtheroGenics. Stock options are granted with an option exercise price equal to the fair market value of AtheroGenics’ common stock on the date of the grant.

     Benefits

      AtheroGenics’ executive officers are entitled to receive life and medical insurance benefits on the same basis as other full-time employees of AtheroGenics. They are also eligible to participate in our 401(k) plan.

     Compensation of Chief Executive Officer

      In fiscal 2002, Dr. Medford, our President and Chief Executive Officer, received cash compensation of $481,000, which represented his base salary for 2002 and bonuses of $156,000. In addition, Dr. Medford received an incentive grant of options to purchase 144,000 shares of AtheroGenics’ common stock at an exercise price of $7.41 per share. The amount of Dr. Medford’s base salary is set annually by the board of directors. See “Employment Agreement” for a description of the employment agreement between Dr. Medford and AtheroGenics.

     Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or to any of the other named executive officers in the proxy statement. The deductibility of executive compensation in excess of the limit set in Section 162(m) of the Internal Revenue Code 1986, as amended, was not a factor in the committee’s determination of 2002 compensation levels. The committee will continue to review AtheroGenics’ executive compensation plans to determine what changes, if any, may be advisable in connection with Section 162(m).

Compensation Committee:

William A. Scott, Ph.D., Chairman
Michael A. Henos
Arthur M. Pappas

Compensation Committee Interlocks and Insider Participation

      None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Stock Performance Graph

      The following graph shows the total shareholder return of an investment of $100 in cash in AtheroGenics’ common stock since AtheroGenics’ initial public offering of common stock on August 9, 2000 through December 31, 2002, compared to the total return of the same investment in the Nasdaq Composite (U.S.) Index and the Nasdaq Index-Biotech for that same period. All values assume reinvestment of the full amount of all dividends, although dividends have never been declared on AtheroGenics’ common stock.

	Aug 9	2000	2001	2002

AtheroGenics, Inc.	100.00	60.61	73.33	89.82
NASDAQ Composite Index	100.00	64.11	50.61	34.65
Nasdaq Index - Biotech	100.00	88.80	74.41	40.68

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in AtheroGenics stock with the Securities and Exchange Commission. Based on a review of written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2002, with the following exceptions: T. Forcht Dagi and William A. Scott each filed one report on Form 4 reporting one transaction after the due date of the Form.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The board of directors of AtheroGenics, upon the recommendation of the audit committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of AtheroGenics for the fiscal year ending December 31, 2003, and has directed that such appointment be submitted to the shareholders of AtheroGenics for ratification at the annual meeting. Ernst & Young LLP has served as independent auditors of AtheroGenics since 1994, and is considered by management of AtheroGenics to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the audit committee and the board of directors will reconsider the appointment.

      Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

Fees Billed to AtheroGenics by Ernst & Young LLP in 2002

     Audit Fees

      Audit fees billed to AtheroGenics by Ernst & Young LLP during the fiscal year ended December 31, 2002 for the audit of AtheroGenics’ annual financial statements and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q totaled $99,500.

     Financial Information Systems Design and Implementation Fees

      AtheroGenics did not engage Ernst & Young LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

     All Other Fees

      Audit Related Fees. Audit related fees billed to AtheroGenics by Ernst & Young LLP during fiscal year ended December 31, 2002 for reviewing various registration statements filed with the Securities and Exchange Commission totaled $3,500.

      Tax Fees. Fees billed to AtheroGenics by Ernst & Young LLP during the fiscal year ended December 31, 2002 for tax services rendered to AtheroGenics, including federal and state income tax returns, totaled $17,400.

      The audit committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.

      The board of directors unanimously recommends that the shareholders vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of AtheroGenics for fiscal 2003.

SHAREHOLDER PROPOSALS

      Shareholders’ proposals intended to be presented at the 2004 annual meeting of shareholders must be delivered to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to Mark P. Colonnese, no later than December 3, 2003, in order to be considered for inclusion in our proxy statement and form of proxy for that meeting. In accordance with Article I, Section 1 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Pursuant to Article I, Section 3(c) of our bylaws, a shareholder who presents a proposal for a meeting other than the annual meeting must deliver written notice to us at the address above, addressed to Mr. Colonnese, no earlier than the 90th day prior to such meeting and no later than the close of business on the 60th day prior to such meeting or the tenth day following the day on which public announcement is made of the date of such meeting. The notice must include the information required by Article I, Section 3(c) of the bylaws.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

      The board of directors of AtheroGenics knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of AtheroGenics.

By Order of the Board of Directors,

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia

April 1, 2003

      AtheroGenics is mailing its 2002 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

APPENDIX A

AUDIT COMMITTEE CHARTER

Organization

      This charter governs the operations of the audit committee of AtheroGenics, Inc. The committee shall review and reassess the charter at least annually and the charter and any amendments to the charter shall be approved by the board of directors. The members of the committee shall be members of the board of directors and shall be appointed annually by the board. The members of the committee may be removed by the board of directors at any time. The committee shall consist of at least three directors, as determined by the board, each of whom are independent of management and AtheroGenics. A member of the committee shall be considered independent as long as he or she does not accept directly or indirectly any consulting, advisory, or other compensatory fee from AtheroGenics other than for service as a director or member of a committee of the board, is not an affiliated person of AtheroGenics or its subsidiaries, and meets the independence requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. All committee members must be able to read and understand fundamental financial statements, and at least one member shall satisfy all applicable financial and accounting expertise requirements of Nasdaq, and the requirements for an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) regulations.

Purpose

      The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: (i) the integrity of AtheroGenics’ financial statements; (ii) the financial reporting process; (iii) the systems of internal controls and procedures for financial reporting and disclosure controls and procedures; (iv) the performance of AtheroGenics’ independent auditors; (v) the independent auditors’ qualifications and independence; and (vi) AtheroGenics’ compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of AtheroGenics.

      In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of AtheroGenics and the authority to engage and determine the compensation of independent counsel and other advisers as it determines necessary to carry out its duties. The committee is also empowered to create subcommittees with such powers as the committee shall from time to time confer.

Duties and Responsibilities

      The primary responsibility of the audit committee is to oversee AtheroGenics’ financial reporting process on behalf of the board and report the results of their activities to the board. While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that AtheroGenics’ financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of AtheroGenics’ financial statements and for the appropriateness of the accounting principles and reporting policies that are used by AtheroGenics. The independent auditors are responsible for auditing AtheroGenics’ financial statements and for reviewing AtheroGenics’ unaudited interim financial statements.

      The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

1.	The committee shall be directly responsible for the appointment (subject to shareholder ratification), termination, compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

2.	At least annually, the committee shall obtain and review a report by the independent auditors describing:

(a)	The firm’s internal quality control procedures.

(b)	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, and any steps taken to deal with any such issues.

(c)	All relationships between the independent auditors and AtheroGenics to assess the auditors’ independence, including the information required by Independence Standards Board Standard No. 1.

3.	The committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the requirements of SEC regulations and Nasdaq listing standards.

4.	The committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including AtheroGenics’ policies and procedures to assess, monitor, and manage business risk, and legal, and any ethical compliance programs.

5.	The committee shall review with management including both the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), on a quarterly basis:

(a)	the evaluation by the CEO and CFO of the effectiveness of disclosure controls and procedures and internal controls and procedures for financial reporting; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in AtheroGenics’ internal controls and procedures for financial reporting or discloser controls and procedures

6.	The committee shall review the internal control report to be included in AtheroGenics’ Annual Report on Form 10-K, including management’s assessment of the effectiveness of AtheroGenics’ internal control structure and procedures for financial reporting as of the end of the most recent fiscal year, and the independent auditors’ attestation to and report on management’s assessment.

7.	The committee shall meet periodically with management and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall also provide sufficient opportunity for the independent auditors to meet privately with the members of the committee.

8.	The committee shall receive regular reports from the independent auditors including a report within the 90 day period prior to the filing of the independent auditors audit report with the SEC, on:

(a)	all critical accounting policies and practices used by AtheroGenics; and any emerging accounting issues that may affect AtheroGenics.

(b)	all alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and

(c)	other material written communications between the independent auditors and management.

9.	The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the release of the AtheroGenics’ Quarterly Earnings Announcement and the filing of AtheroGenics’ Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

10.	The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in AtheroGenics’ Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

11.	The committee shall establish procedures for the receipt, retention, and treatment of complaints received by AtheroGenics regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of AtheroGenics of concerns regarding questionable accounting or auditing matters.

12.	The committee shall review with AtheroGenics’ counsel any legal matters related to a material violation of securities laws or breaches of fiduciary duty.

13.	The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

14.	The committee shall prepare its report to be included in AtheroGenics’ annual proxy statement, as required by SEC regulations.

15.	The committee shall report regularly to the board of directors.

ATHEROGENICS, INC.

PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Russell M. Medford and Mark P. Colonnese, and each or any of them, proxies of the undersigned (“Proxy Representatives”), with full power of substitution, to vote all of the shares of AtheroGenics, Inc., a Georgia corporation, which the undersigned may be entitled to vote at the Annual Meeting to be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Thursday, May 8, 2003, at 9:00 a.m. (Eastern Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS OF
ATHEROGENICS, INC.

May 8, 2003

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
                  - OR -
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.	COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER

Please detach and mail in the envelope provided IF you are not voting via the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: [x]

		FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)			FOR	AGAINST	ABSTAIN
1.	Proposal to elect three Class III directors to serve until the 2006 Annual Meeting of Shareholders	☐	☐	☐	2.	A proposal to ratify the appointment of Ernst & Young LLP as independent auditors of AtheroGenics for the fiscal year ending December 31, 2003.	☐	☐	☐

	NOMINEES o Michael A. Henos o Russell M. Medford, M.D., Ph.D. o Arthur M. Pappas				3.	In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●	THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR CLASS III DIRECTORS AND FOR PROPOSAL 2.

To change the address on your account, please check the box to the right and indicate your new address in the address space above. Please note that changes to registered name(s) on the account may not be submitted via this method.	☐

Signature:	Date:	Signature:	Date:

NOTE:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.